EXHIBIT

                                                                             5.1


                                   OPINION OF

                            FRANCES KATZ LEVINE, ESQ.


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                               LEVINE AND RAPFOGEL
                                ATTORNEYS AT LAW
                                 621 CLOVE ROAD
                          STATEN ISLAND, NEW YORK 10310

  Telephone                                                          Telefax
(718) 981-8485                                                    (718) 447-1153

                                                              July 22, 1999
The Tirex Corporation
740 St. Maurice
Montreal, Quebec
Canada H3C 1L5

Ladies and Gentlemen:

         You have requested my opinion as special counsel for The Tirex Corporation Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of an aggregate of up to four million (4,000,000) shares of Common Stock of the Company (the "Shares"), $.001 par value, per share, issuable upon the exercise of options granted pursuant to the Employment Agreement dated December 22, 1996 as amended May 1, 1997 between Frances Katz Levine and The Tirex Corporation and the Employment Agreement dated June 22, 1998 between Scott Rapfogel and The Tirex Corporation (collectively the "Employment Agreements").

         I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about July 28, 1999 (the "Registration Statement"), the Employment Agreements, the
Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

         Based on the foregoing examination, it is my opinion, and I so advise, that upon issuance and sale in the manner described in the Registration Statement and the exhibits thereto, the Shares will be legally issued, fully paid and nonassessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                              Very truly yours,

                                                         /s/ Frances Katz Levine
                                                         Frances Katz Levine

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